Exhibit 99.B(K)(iv)(a)

July 1, 2008

ING Senior Income Fund
7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:                               Reduction in Fee Payable under the Service and Distribution Plan for Class B Shares

Ladies and Gentlemen:

Pursuant to our letter agreement dated July 1, 2006, we have waived the service fee of 0.25% of the average daily net assets payable to us under the Service and Distribution Plan for the Class B Shares of ING Senior Income Fund for the period from July 1, 2006 through July 1, 2007.  By this letter, we agree to continue to waive that fee for the period from July 1, 2008 through July 1, 2009.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic

Todd Modic
Senior Vice President
ING Funds Distributor, LLC

Agreed and Accepted:

ING Senior Income Fund

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC